Exhibit 99.1

Boise Cascade Investor Relations 1111 West Jefferson Street  PO Box 50  Boise, ID 83728

T 208 384 7023   F 208 384 4913

News Release

Media Contact	Investor Relations Contact
Mike Moser	Rob McNutt
Office 208 384 6016 Cell 208 867 4346	Office 208 384 7023

For Immediate Release:  May 4, 2006

BOISE ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

BOISE, Idaho – Boise Cascade Holdings, L.L.C., today reported first quarter 2006 income from operations of $30.5 million, compared with $34.2 million for the fourth quarter of 2005. In first quarter 2005, Boise Cascade reported income from operations of $81.7 million.

First quarter 2006 net income was $0.1 million, compared with $42.6 million in the fourth quarter of 2005, which included $47.2 million of income for special items. This compares with net income of $64.7 million for the same period a year ago, which included $15.2 million of income for special items.

“We continue to make progress in implementing our strategies,” said Tom Stephens, chairman and chief executive officer.  “The capital we invested in our Building Materials Distribution and Wood Products businesses over the last couple of years has allowed us to achieve good performance from those businesses, with an emphasis on growth in engineered wood. We believe the acquisition of Central Texas Corrugated will allow us to increase our containerboard integration to 77%, reducing our exposure to less attractive markets. The decision in April to move forward on adding capability to our Wallula #3 paper machine will support our continued growth in pressure sensitive papers.

“On the operating front, high direct and indirect energy costs had a negative impact on all of our manufacturing businesses. While we’ve reduced our fossil fuel consumption per ton of paper produced in our mills by approximately 10% from the first quarter of 2005 to the first quarter of 2006, the high price of energy still has a big impact on our bottom line in those businesses.”

-more-

FINANCIAL HIGHLIGHTS

($ in millions)

	1Q 2006	1Q 2005	4Q 2005
Sales	$1,470.3	$1,432.3	$1,424.3
Income from operations	$30.5	$81.7	$34.2
Net income (a)	$0.1	$64.7	$42.6
EBITDA (a) (b)	$67.5	$111.5	$67.3

(a) The table below identifies special items included in net income and EBITDA.  For additional information related to these special items, see “Summary Notes to Consolidated Financial Statements of Income and Segment Information” in the financial section.

(b) For a reconciliation of net income to EBITDA, see “Segment Information” in the financial section.

	1Q 2006	1Q 2005	4Q 2005

Special items included in net income and EBITDA:

Gain for changes in retiree healthcare programs	$3.7	$—	$9.9
Loss on sale of headquarters building	(1.6)	—	—
Increase in EBITDA	2.1	—	9.9

Additional special items included in net income but not included in EBITDA:

Net benefit of rescinding C corporation status	—	—	37.3
Change in fair value of interest rate swaps	—	15.2	—
	—	15.2	37.3
Increase in net income	$2.1	$15.2	$47.2

At March 31, 2006, the company’s net debt was $1.3 billion. The aggregate leveraged buyout debt at October 29, 2004, was $3.2 billion, including $1.2 billion of debt incurred by Boise Land & Timber Corporation, which was repaid in February 2005. Net debt includes long- and short-term debt owed to third parties, less cash and cash equivalents. It excludes a $276.1 million note payable to a related party.

Sales

Sales in first quarter 2006 were $1.5 billion, compared with $1.4 billion in both the first and fourth quarters of 2005.

Comparing first quarter 2006 with the same period a year ago, Building Materials Distribution sales increased 9%, primarily due to increased volumes and continued product mix improvement. Wood Products sales were down 3% relative to the same period in 2005 due to lower commodity volumes and prices. This decrease was offset, in part, by higher engineered wood products sales. Paper sales increased 3%, primarily due to a 6% increase in sales volumes and an improving sales mix led by a 22% increase in sales of specialty and premium papers. Packaging & Newsprint sales decreased $15.0 million, or 8%. The decrease was driven primarily by a change in accounting standards related to containerboard trade sales. In January 2006, we adopted Emerging Issues Task Force 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty. Had this consensus been in effect in 2005, it would have reduced sales $19.0 million for the three months ended March 31, 2005, and would have reduced materials, labor, and other operating expenses by about the same amount.

Income From Operations

Income from operations decreased $51.2 million to $30.5 million in first quarter 2006, compared with $81.7 million in the same period a year ago. Income from operations in fourth quarter 2005 was $34.2 million.

Comparing first quarter 2006 with first quarter 2005, segment income in Building Materials Distribution declined $5.8 million, from $24.4 million a year ago to $18.6 million, primarily due to decreased commodity product margins offset, in part, by a better product mix. Segment income in Wood Products declined $14.3 million, from $33.1 million a year ago to $18.8 million, primarily due to higher delivered-log and energy costs, coupled with lower commodity volumes and prices. The negative impacts on segment income were offset, in part, by increased volumes and prices in engineered wood products. Segment income in Paper decreased $31.8 million, from $29.2 million a year ago to a loss of $2.6 million, primarily due to significant increases in energy and chemical costs as well as lower uncoated free sheet prices. Segment income in Packaging & Newsprint decreased $2.2 million, from $4.5 million a year ago to $2.3 million, primarily due to higher energy and chemical costs.

About Boise

Boise, headquartered in Boise, Idaho, manufactures engineered wood products, plywood, lumber, and particleboard and distributes a broad line of building materials, including wood products manufactured by the company. Boise also manufactures a wide range of specialty and premium papers, including imaging papers for the office and home and papers for pressure sensitive applications, as well as printing and converting papers, containerboard and corrugated boxes, newsprint, and market pulp. Visit Boise’s website at www.bc.com.

Webcast and Conference Call

Boise will host an audiovisual webcast and conference call on Thursday, May 4, 2005, at 12:00 p.m. Eastern, at which time we will review the company’s recent performance. You can join the webcast through the Boise website. Go to http://www.bc.com and click on the link to the webcast under the News & Events heading. Slides will be posted 15 minutes before the beginning of the webcast. Please go to the website at least 15 minutes before the start of the webcast to register and to download and install any necessary audio software. To join the conference call, dial (800) 374-0165 (international callers should dial (706) 634-0995) at least 10 minutes before the start of the call.

The archived webcast will be available in News & Events (link in the About Boise section) of Boise’s website. A replay of the conference call will be available from May 4 at 1:00 p.m. Eastern through June 3 at 11:59 p.m. Playback numbers are
(800) 642-1687 for U.S. calls and (706) 645-9291 for international calls, and the passcode has been changed to 8848302.

Forward-Looking Statements

This news release includes statements about containerboard integration and our approved conversion of a paper machine. These statements are forward-looking statements, and they are subject to a number of risks and uncertainties that could cause our results to differ materially from our expectations. For a discussion of other risks and uncertainties regarding our operational and financial performance, please refer to our filings with the SEC.

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Income

(unaudited, in thousands)

	Three Months Ended
	March 31			December 31,
	2006		2005	2005
Sales
Trade	$1,337,498		$1,281,935	$1,287,700
Related parties	132,765		150,336	136,565
	1,470,263		1,432,271	1,424,265
Costs and expenses
Materials, labor, and other operating expenses	1,312,722		1,220,658	1,276,281
Fiber costs from related parties	—		17,609	—
Depreciation, amortization, and depletion	36,657		30,637	33,433
Selling and distribution expenses	71,077		62,336	68,125
General and administrative expenses	21,462		19,204	21,631
Other (income) expense, net	(2,125	) (a)	127	(9,440	) (b)
	1,439,793		1,350,571	1,390,030

Income from operations	30,470		81,700	34,235

Foreign exchange gain (loss)	379		(793)	(338)
Change in fair value of interest rate swaps	—		15,200 (c)	—
Interest expense	(30,176)		(32,079)	(28,845)
Interest income	604		1,350	1,240
	(29,193)		(16,322)	(27,943)

Income before income taxes	1,277		65,378	6,292
Income tax (provision) benefit	(1,218)		(639)	36,331	(d)
Net income	$59		$64,739	$42,623

Segment Information

(unaudited, in thousands)

	Three Months Ended
	March 31			December 31,
	2006		2005	2005
Segment sales
Building Materials Distribution	$761,846		$696,159	$717,424
Wood Products	312,639		322,435	298,410
Paper	370,364		357,851	357,098
Packaging & Newsprint	178,787		193,747	186,501
Intersegment eliminations and other	(153,373)		(137,921)	(135,168)
	$1,470,263		$1,432,271	$1,424,265

Segment income (loss)
Building Materials Distribution	$18,591		$24,368	$20,076
Wood Products	18,823		33,108	20,205
Paper	(2,568)		29,231	(7,883)
Packaging & Newsprint	2,320		4,468	2,978
Corporate and Other	(6,317	) (a)	(10,268)	(1,479	) (b)
	30,849		80,907	33,897

Change in fair value of interest rate swaps	—		15,200 (c)	—
Interest expense	(30,176)		(32,079)	(28,845)
Interest income	604		1,350	1,240
Income before income taxes	$1,277		$65,378	$6,292

EBITDA (e)
Building Materials Distribution	$20,939		$26,372	$22,457
Wood Products	25,140		38,360	26,395
Paper	12,049		42,263	5,965
Packaging & Newsprint	14,392		13,677	12,476
Corporate and Other	(5,014	) (a)	(9,128)	37	(b)
	$67,506		$111,544	$67,330

Summary Notes to Consolidated Statements of Income and Segment Information

The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the company’s 2005 Annual Report on Form 10-K. Net income for all periods presented involved estimates and accruals.

(a)          Includes a $3.7 million gain for changes in our retiree healthcare programs at our St. Helens, Oregon, pulp and paper mill and our Salem, Oregon, converting operations.

Includes a $1.6 million loss related to the sale of our headquarters building in Boise, Idaho. In connection with the sale, we entered into an operating lease to leaseback 65% of the building over a staggered lease term of ten to 12 years.

(b)         Includes a $9.9 million gain for changes to our retiree healthcare programs at our International Falls and Wallula facilities.

(c)          Represents the change in the fair value of interest rate swaps related to our amended and restated senior credit facilities.

(d)         In May 2005, we converted to a C corporation from a limited liability company, and in December 2005, we rescinded our conversion to a C corporation. The three months ended December 31, 2005, includes a $37.3 million net tax benefit recorded as a result of rescinding our C corporation status that was partially offset by income tax expense recognized by our small corporations.

(e)          EBITDA represents income before interest (interest expense, interest income, and changes in fair value of interest rate swaps), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three months ended March 31, 2006 and 2005, and December 31, 2005:

	Three Months Ended
	March 31				December 31,
	2006		2005		2005
	(unaudited, in thousands)

Net income	$59	(a)	$64,739		$42,623	(b) (d)
Change in fair value of interest rate swaps	—		(15,200	) (c)	—
Interest expense	30,176		32,079		28,845
Interest income	(604)		(1,350)		(1,240)
Income tax provision (benefit)	1,218		639		(36,331	) (d)
Depreciation, amortization, and depletion	36,657		30,637		33,433
EBITDA	$67,506		$111,544		$67,330

Boise Cascade Holdings, L.L.C.

Consolidated Balance Sheets

(unaudited, in thousands)

	March 31,	December 31,
	2006	2005
ASSETS

Current
Cash and cash equivalents	$138,346	$88,171
Receivables
Trade, less allowances of $2,192 and $1,947	408,965	338,821
Related parties	43,984	43,010
Other	17,347	20,980
Inventories	655,683	633,783
Other	11,854	10,694
	1,276,179	1,135,459
Property
Property and equipment
Land and land improvements	73,267	79,420
Buildings and improvements	224,761	226,232
Machinery and equipment	1,347,500	1,331,292
	1,645,528	1,636,944

Accumulated depreciation	(173,119)	(139,890)
	1,472,409	1,497,054
Fiber farms and timber deposits	40,183	52,236
	1,512,592	1,549,290

Deferred financing costs	36,078	37,778
Goodwill	22,147	15,101
Intangible assets	40,332	31,804
Other assets	54,641	44,231
Total assets	$2,941,969	$2,813,663

Boise Cascade Holdings, L.L.C.
Consolidated Balance Sheets (continued)

(unaudited, in thousands, except for equity units)

	March 31,	December 31,
	2006	2005
LIABILITIES AND CAPITAL

Current
Accounts payable	$396,551	$383,207
Accrued liabilities
Compensation and benefits	98,629	106,289
Interest payable	17,870	10,630
Other	46,547	46,244
	559,597	546,370
Debt
Long-term debt	1,458,200	1,365,800
Note payable to related party, net	276,134	270,854
	1,734,334	1,636,654
Other
Compensation and benefits	126,588	121,269
Other long-term liabilities	35,176	31,937
	161,764	153,206
Redeemable equity units
Series B equity units – 17,085,874 and 17,296,624 units outstanding	9,383	9,508
Series C equity units – 31,910,860 and 32,173,830 units outstanding	3,838	2,904
	13,221	12,412
Commitments and contingent liabilities

Capital
Series A equity units – no par value; 66,000,000 units authorized and outstanding	40,672	39,885
Series B equity units – no par value; 550,000,000 and 549,000,000 units authorized; 530,356,601 and 530,356,601 units outstanding	424,451	417,601
Series C equity units – no par value; 44,000,000 and 38,165,775 units authorized	7,930	7,535
Total capital	473,053	465,021
Total liabilities and capital	$2,941,969	$2,813,663

Boise Cascade Holdings, L.L.C.
Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three Months Ended March 31
	2006	2005
Cash provided by (used for) operations
Net income	$59	$64,739
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other costs	38,380	34,159
Related-party interest expense	5,417	3,123
Pension and other postretirement benefit expense	7,417	7,130
Gain on changes in retiree healthcare programs	(3,741)	—
Change in fair value of interest rate swaps	—	(15,200)
Management equity units expense	934	782
Loss on sale of assets	1,618	—
Other	576	793
Decrease (increase) in working capital, net of acquisitions
Receivables	(55,939)	(91,490)
Inventories	(16,041)	(52,836)
Accounts payable and accrued liabilities	27,965	73,732
Pension and other postretirement benefit payments	(346)	(145)
Other	5,003	922
Cash provided by operations	11,302	25,709

Cash provided by (used for) investment
Expenditures for property and equipment	(36,508)	(33,532)
Acquisitions of businesses and facilities	(42,589)	—
Sales of assets	27,249	—
Repayment of note receivable from related party, net	—	157,509
Other	(1,394)	(1,991)
Cash provided by (used for) investment	(53,242)	121,986

Cash provided by (used for) financing
Issuances of long-term debt	150,000	—
Payments of long-term debt	(57,600)	(412,000)
Tax distributions to members	—	(9,425)
Note payable to related party, net	(137)	253,000
Other	(148)	(541)
Cash provided by (used for) financing	92,115	(168,966)

Increase (decrease) in cash and cash equivalents	50,175	(21,271)

Balance at beginning of the period	88,171	163,345

Balance at end of the period	$138,346	$142,074